PUTNAM FUNDS
Interim SUB-MANAGEMENT CONTRACT

This Interim Sub-Management Contract is dated as of January 1, 2024 between PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”) and PUTNAM INVESTMENTS LIMITED, a company organized under the laws of England and Wales (the “Sub-Manager”).

WHEREAS, the Manager is the investment manager of each of the investment companies registered under the United States Investment Company Act of 1940, as amended, that are identified on Schedule A hereto, as it may from time to time be amended by the Manager (the “Funds”), and a registered investment adviser under the United States Investment Advisers Act of 1940, as amended;

WHEREAS, the Sub-Manager is licensed as an investment manager by the Financial Conduct Authority of the United Kingdom (the “FCA”); and

WHEREAS, the Manager desires to engage the Sub-Manager from time to time to manage all or a portion of certain of the Funds:

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-MANAGER.

(a)               The Sub-Manager, at its expense, will furnish continuously an investment program for all or a portion of any Fund the management of which is allocated from time to time by the Manager to the Sub-Manager (an “Allocated Sleeve”). The Manager shall, in its sole discretion, determine which Funds will have an Allocated Sleeve and the amount of assets allocated from time to time to each such Allocated Sleeve; provided that, with respect to any Fund, the Trustees of such Fund must have approved the use of the Sub-Manager prior to the creation of an Allocated Sleeve for such Fund. The Sub-Manager will determine what investments shall be purchased, held, sold or exchanged by any Allocated Sleeve and what portion, if any, of the assets of the Allocated Sleeve shall be held uninvested and shall, on behalf of the Fund, make changes in the Fund’s investments held in such Allocated Sleeve.

(b)               The Manager may also, at its discretion, request the Sub-Manager to provide assistance with purchasing and selling securities for any Fund, including the placement of orders with broker-dealers selected in accordance with Section 1(d), even if the Manager has not established an Allocated Sleeve for such Fund.

(c)               The Sub-Manager at its expense will furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully.

(d)               If requested by the Manager, the Sub-Manager shall place all orders for the purchase and sale of portfolio investments for any Allocated Sleeve with brokers or dealers selected by the Sub-Manager. In the selection of such brokers or dealers and the placing of such orders, the Sub-Manager shall use its best efforts to obtain for the related Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Manager, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. To the extent permitted by applicable law and subject to such policies as the Trustees of the Funds may determine, the Sub-Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager or the Sub-Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund and to other clients of the Manager or the Sub-Manager as to which the Manager or the Sub-Manager exercises investment discretion. The Sub-Manager agrees that in connection with purchases or sales of portfolio investments for any Fund, neither the Sub-Manager nor any officer, director, employee or agent of the Sub-Manager shall act as a principal or receive any commission other than as provided in Section 3.

(e)               The Sub-Manager shall not be obligated to pay any expenses of or for the Manager or any Fund not expressly assumed by the Sub-Manager pursuant to this Section 1.

(f)                In the performance of its duties, the Sub-Manager will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of each applicable Fund and such Fund’s stated investment objectives, policies and restrictions, and will use its best efforts to safeguard and promote the welfare of such Fund and to comply with other policies which the Manager or the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Manager.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of a Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Manager, and in any person controlled by or under common control with the Sub-Manager, and that the Sub-Manager and any person controlled by or under common control with the Sub-Manager may have an interest in such Fund. It is also understood that the Sub-Manager and any person controlled by or under common control with the Sub-Manager have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.

3.	COMPENSATION.

Except as provided below, the Manager will pay to the Sub-Manager as compensation for the Sub-Manager’s services rendered, a fee, computed and paid quarterly at the annual rate of

0.25% per annum of average aggregate net asset value of the assets in equity and asset allocation Allocated Sleeves and 0.20% per annum of average aggregate net asset value of the assets in fixed income Allocated Sleeves of Funds identified on Schedule A.

Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during a quarter at the close of business on each business day during such quarter while this Contract is in effect. Such fee shall be payable for each quarter within 30 days after the close of such quarter. The Sub-Manager shall look only to the Manager for payment of its fees. No Fund shall have any responsibility for paying any fees due the Sub-Manager.

Compensation payable under this Contract shall be held in an interest-bearing escrow account with the Fund’s custodian or a bank (the “Escrow Account”), except that (1) if holders of at least a majority of the Fund’s outstanding voting securities approve a new sub-management contract between the Manager and Sub-Manager by the end of the 150-day period following this Contract’s effective date, the amount in the Escrow Account with respect to the Fund’s Allocated Sleeve (including interest earned) will be paid to the Sub-Manager, and (2) if holders of at least a majority of the Fund’s outstanding voting securities do not approve a new sub-management contract between the Manager and Sub-Manager by the end of the aforesaid 150-day period, the Sub-Manager will be paid, out of the Escrow Account, the lesser of (a) any costs incurred in performing this Contract with respect to the Fund’s Allocated Sleeve (plus interest earned on that amount while in escrow) or (b) the total amount in the Escrow Account with respect to the Fund’s Allocated Sleeve (plus interest earned).

If the Sub-Manager shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.

4.	ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract shall automatically terminate without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended with respect to any Allocated Sleeve unless such amendment be approved at a meeting by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the related Fund who are not interested persons of such Fund or of the Manager.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective upon its execution, and (unless sooner terminated automatically as set forth in Section 4 or unless sooner terminated in accordance with this Section 5) shall remain in full force and effect as to a Fund until the earlier of (i) the date that is 150 days after the effective date of this Contract, or (ii) the effective date of a new sub-management contract between the Manager and Sub-Manager for such Fund that has been approved by the affirmative vote of a majority of outstanding voting securities of the Fund; provided, however, that this Contract will remain in full force and effect for such longer period as the Securities and Exchange Commission or its staff shall permit, by no action letter, interpretation or otherwise.

(a)               With respect to any Allocated Sleeve, the related Fund may at any time terminate this Contract by not more than 10 calendar days’ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Manager,

(b)               Subject to Section 5(a), either party hereto may at any time terminate this Contract by not more than sixty days’ nor less than thirty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(c)               With respect to any Allocated Sleeve, automatically upon termination of the Manager’s investment management contract with the related Fund.

Action by a Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of such Fund.

Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares of a Fund” means the affirmative vote, at a duly called and held meeting of shareholders of such Fund, (a) of the holders of 67% or more of the shares of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the United States Investment Company Act of 1940 and the Rules and Regulations thereunder (the “1940 Act”), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, and the Rules and Regulations thereunder; and the term “brokerage and research services” shall have the meaning given in the United States Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

7.	NON-LIABILITY OF SUB-MANAGER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Manager, or reckless disregard of its obligations and duties hereunder, the Sub-Manager shall not be subject to any liability to the Manager, any Fund or to any shareholder of any Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	ADDITIONAL PROVISIONS.

(a)               The Sub-Manager represents that it is regulated by the FCA in the conduct of its investment business. The Sub-Manager has in operation a written procedure in accordance with FCA rules for the effective consideration and proper handling of complaints from customers. Any complaint by the Manager or any Fund should be sent to the Compliance Officer of the Sub-Manager. The Manager and any Fund is also entitled to make any complaints about the Sub-Manager to the Financial Ombudsman Service established by the FCA. The Manager and any Fund may also request a statement describing its rights to compensation in the event of the Sub-Manager’s inability to meet its liabilities.

(b)               The Manager represents that it and each Fund are “Professional Customers” in the meaning of the FCA’s rules.

(c)               Although each Fund is not a party hereto and shall have no responsibility for the Manager’s or the Sub-Manager’s obligations hereunder, each Fund is named as explicit third party beneficiary of the parties’ agreements hereunder.

IN WITNESS WHEREOF, PUTNAM INVESTMENTS LIMITED and PUTNAM INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed in duplicate on its behalf by an officer duly authorized, all as of the day and year first above written.

PUTNAM INVESTMENTS LIMITED

By: /s/ Vivek Gandhi ____________________________

Vivek Gandhi Chief Executive Officer
PUTNAM INVESTMENT MANAGEMENT, LLC

By: /s/ Stephen J. Tate ____________________________
Stephen J. Tate
General Counsel and Chief Legal Officer

Schedule A

Putnam Focused Large Cap Value ETF

Putnam Intermediate-Term Municipal Income Fund

Putnam Short-Term Municipal Income Fund

Putnam Sustainable Retirement 2025 Fund

Putnam Sustainable Retirement 2030 Fund

Putnam Sustainable Retirement 2035 Fund

Putnam Sustainable Retirement 2040 Fund

Putnam Sustainable Retirement 2045 Fund

Putnam Sustainable Retirement 2050 Fund

Putnam Sustainable Retirement 2055 Fund

Putnam Sustainable Retirement 2060 Fund

Putnam California Tax Exempt Income Fund

Putnam Core Bond Fund

Putnam Diversified Income Trust

Putnam Dynamic Asset Allocation Conservative Fund

Putnam Floating Rate Income Fund

Putnam Focused Equity Fund

Putnam Global Income Trust

Putnam Global Technology Fund

Putnam International Value Fund

Putnam Managed Municipal Income Trust

Putnam Municipal Opportunities Trust

Putnam Massachusetts Tax Exempt Income Fund

Putnam Minnesota Tax Exempt Income Fund

Putnam Mortgage Securities Fund

Putnam New Jersey Tax Exempt Income Fund

Putnam New York Tax Exempt Income Fund

Putnam Ohio Tax Exempt Income Fund

Putnam Pennsylvania Tax Exempt Income Fund

Putnam Retirement Advantage 2025 Fund

Putnam Retirement Advantage 2040 Fund

Putnam Retirement Advantage 2045 Fund

Putnam Retirement Advantage 2050 Fund

Putnam Retirement Advantage 2055 Fund

Putnam Retirement Advantage 2060 Fund

Putnam Retirement Advantage Maturity Fund

Putnam Short Duration Bond Fund

Putnam Small Cap Growth Fund

Putnam Strategic Intermediate Municipal Fund

Putnam Tax Exempt Income Fund

Putnam Tax-Free High Yield Fund

A-1